Exhibit 99.1

FTD Companies, Inc. Announces Second Quarter 2016 Financial Results

Company Updates 2016 Annual Guidance

DOWNERS GROVE, Ill. — August 4, 2016 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the second quarter and six months ended June 30, 2016.

“We are pleased with the growth in revenues across our International and Florist segments as well as our gifting brands, however, we faced topline headwinds in our U.S. floral businesses that impacted our overall second quarter financial performance,” commented FTD President and Chief Executive Officer, Robert Apatoff. “While we expect it will take time to fully realize the benefits of our strategic initiatives across our floral businesses, we remain confident in our ability to deliver future growth in revenues in these businesses, over the long-term. We also remain intently focused on enhancing our strong profitability, margins and cash flow and delivering shareholder value.”

Second Quarter Results

Consolidated revenues were $338.6 million for the second quarter of 2016, compared to $365.8 million for the second quarter of 2015. The decrease in second quarter consolidated revenues compared to the prior year period was due to a decrease in revenues in the Provide Commerce and Consumer segments, partially offset by an increase in revenues in the Florist and International segments, excluding foreign currency fluctuations. Changes in foreign currency exchange rates negatively impacted 2016 second quarter revenues by $2.3 million.

Net income was $12.1 million for the second quarter of 2016, compared to net income of $17.8 million for the second quarter of 2015. Adjusted Net Income for the second quarter of 2016 was $23.8 million, compared to $25.5 million for the same period of the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, restructuring and other exit costs.

Adjusted EBITDA was $45.4 million, or 13.4% of consolidated revenues, for the second quarter of 2016, compared to $47.5 million, or 13.0% of consolidated revenues, for the second quarter of 2015. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Six Month Results

Consolidated revenues were $669.2 million for the six months ended June 30, 2016, compared to $733.6 million in the six months ended June 30, 2015. The decrease in consolidated revenues compared to the prior year period was due to a decrease in revenues in the Provide Commerce and Consumer segments, partially offset by an increase in revenues in the Florist and International segments, excluding foreign currency fluctuations. Changes in foreign currency exchange rates negatively impacted revenues by $5.3 million for the first six months of 2016. Consolidated revenues also were negatively impacted during the six months ended June 30, 2016 by the Sunday timing of the Valentine’s Day holiday.

Net income was $14.2 million for the six months ended June 30, 2016, compared to $19.9 million for the six months ended June 30, 2015. Adjusted Net Income was $38.4 million for the first six months of 2016, compared to $42.0 million for the same period of the prior year.

Adjusted EBITDA was $76.4 million, or 11.4% of consolidated revenues, for the first six months of 2016, compared to $80.8 million, or 11.0% of consolidated revenues, for the same period of the prior year.

Segment Results

Consumer Segment: Consumer segment revenues for the second quarter of 2016 decreased 6.9% to $90.9 million, compared to $97.7 million in the second quarter of 2015. This decline was primarily due to an 8.9% decrease in consumer orders, partially offset by a $1.44, or 2.1%, increase in average order value to $70.18. Order volume declined during the period and included the shift in timing of the Easter holiday to the first quarter in 2016 as compared to the second quarter in 2015. Consumer segment operating income remained consistent with the prior year quarter at $10.9 million. Consumer segment operating income increased as a percentage of segment revenues to 12.0% for the second quarter of 2016, compared to 11.1% of segment revenues for the second quarter of 2015.

Consumer segment revenues for the first six months of 2016 decreased 8.7% to $169.6 million, compared to $185.7 million in the first six months of 2015. This decline was primarily due to a 10.6% decrease in consumer orders, partially offset by a $1.34, or 1.9%, increase in average order value to $71.31. In 2016, consumer order volume was negatively impacted by the Sunday timing of the Valentine’s Day holiday, which further adversely impacted order volume compared to the Saturday day placement in 2015. Consumer segment operating income was $17.4 million, or 10.3% of segment revenues, for the six months ended June 30, 2016, compared to $18.4 million or 9.9% of segment revenues, for the prior year period.

Provide Commerce Segment: Provide Commerce segment revenues for the second quarter of 2016 decreased 10.2% to $176.5 million, compared to $196.5 million for the second quarter of 2015, primarily driven by a 12.6% decrease in consumer orders, partially offset by a $0.94, or 1.9%, increase in average order value to $49.78. The decline in segment revenues was due to a $22.4 million decline in the ProFlowers business, partially offset by an increase in revenues in the Gourmet Foods and Personal Creations businesses of 2% and 7%, respectively, compared to the prior year quarter. In addition, Provide Commerce segment revenues were negatively impacted by the shift in the timing of the Easter holiday referenced above. Provide Commerce segment operating income was $22.2 million, or 12.6% of segment revenues, for the second quarter of 2016, compared to operating income of $26.1 million, or 13.3% of segment revenues, for the prior year quarter.

Provide Commerce segment revenues for the first six months of 2016 decreased 12.2% to $333.6 million, compared to $379.8 million for the first six months of 2015. This decrease was primarily driven by a 12.7% decrease in consumer order volume. Average order value for the segment of $49.73 was essentially flat compared to the prior year period. The decline in revenues in the Provide Commerce segment for the 2016 period was driven by a $45.4 million decline in the ProFlowers business. Gourmet Foods revenues declined by $3.0 million, or 3%, while the Personal Creations revenues grew by $2.7 million, or 8%, compared to the prior year period. In addition, Provide Commerce segment revenues were negatively impacted by the Sunday timing of the Valentine’s Day holiday referenced above. Provide Commerce segment operating income was $29.3 million, or 8.8% of segment revenues, for the six months ended June 30, 2016, compared to $35.0 million, or 9.2% of segment revenues, for the prior year period.

Florist Segment: Florist segment revenues for the second quarter of 2016 increased 0.4% to $43.4 million, compared to $43.2 million for the second quarter of 2015. This increase was due to an increase in service revenues of $0.8 million, partially offset by a decrease in products revenues of $0.6 million. Florist segment operating income was $12.6 million, compared to $12.1 million for the second quarter of 2015. Florist segment operating income was 28.9% of segment revenues for the second quarter of 2016, compared to 28.1% for the second quarter of 2015. Average revenues per member increased 8.3% to $3,742 for the second quarter of 2016, compared to $3,456 for the prior year quarter.

Florist segment revenues for the first six months of 2016 increased 1.3% to $90.4 million, compared to $89.2 million in the first six months of 2015. This increase was due to higher service revenues of $1.9 million, partially offset by a $0.7 million decrease in product revenues. Florist segment operating income was $25.4 million, or 28.1% of segment revenues, for the six months ended June 30, 2016, compared to $26.3 million, or 29.4% of segment revenues, for the prior year period. Average revenues per member increased 7.8% to $7,631 for the first six months of 2016, compared to $7,076 for the prior year period.

International Segment: International segment revenues for the second quarter of 2016 were $33.4 million, compared to $33.9 million for the second quarter of 2015. On a constant currency basis, International segment revenues increased 5.2%, or $1.8 million, driven by a 4.4% increase in average order value, which was $50.41 for the quarter, and a 0.4% increase in consumer orders. International segment operating income was $4.3 million, or 12.8% of segment revenues, for the second quarter of 2016, compared to $3.8 million, or 11.3% of segment revenues, for the prior year quarter. On a constant currency basis, International segment operating income increased $0.7 million, or 19.6%, for the second quarter compared to the prior year period.

International segment revenues for the first six months of 2016 were $86.1 million, compared to $89.2 million in the first six months of 2015. On a constant currency basis, International segment revenues increased 2.5%, or $2.3 million. International segment operating income was $12.0 million, or 14.0% of segment revenues, for the six months ended June 30, 2016, compared to $11.8 million, or 13.2% of segment revenues, for the prior year period.

Balance Sheet and Cash Flow Highlights

Net cash provided by operating activities was $24.1 million for the six months ended June 30, 2016, compared to net cash provided by operating activities of $27.4 million for the prior year period. For the first six months ended June 30, 2016, the Company generated Free Cash Flow of $18.2 million compared to $30.6 million for the prior year period. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash and cash equivalents were $56.1 million as of June 30, 2016, compared to $57.9 million as of December 31, 2015. Excluding debt issuance costs, debt outstanding as of June 30, 2016 was $290.0 million, compared to $300.0 million as of December 31, 2015.

Under the Company’s existing stock repurchase program, the Company repurchased 0.3 million shares in the six-month period ended June 30, 2016 at an aggregate cost of $8.2 million.

Business Outlook

For the full year 2016, the Company has updated its outlook. The Company now expects the following:

•	Consolidated revenues to decline 5% to 7% compared to $1.22 billion of revenues in 2015
•	Net income of approximately $4 million to $8 million
•	Consolidated Adjusted EBITDA of approximately $121 million to $126 million, representing Adjusted EBITDA margin of approximately 11%
•	Capital expenditures of approximately $20 million
•	Amortization of intangible assets of approximately $61 million, in line with 2015
•	Stock-based compensation expense of approximately $16 million
•	The Company’s guidance includes an expectation of an exchange rate of $1.26 to £1.00 in the second half of 2016

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts its profitability and cash flows from operations on a quarterly basis. The Company anticipates positive Consolidated Adjusted EBITDA in every quarter of 2016 and positive Free Cash Flow for full year 2016. Due to a variety of factors, however, actual results may differ significantly from the outlook provided. Factors include, without limitation, the factors referenced in this release under “Cautionary Information Regarding Forward-Looking Statements.”

Conference Call

The Company will be hosting a conference call today, August 4, 2016, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through August 18, 2016.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13641025.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 40,000 floral shops in nearly 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses following non-GAAP measures: Adjusted EBITDA, Adjusted Net Income and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow, as set forth below, may be modified from time to time.

Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation and amortization), tax consequences, other non-operating items and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.

Management also believes that Adjusted Net Income provides a useful measure of performance that facilitates period-to-period comparisons because it excludes non-cash items and other items that do not necessarily arise as part of the normal day-to-day operations of the Company and could distort an analysis of trends in business performance.

Further, management believes that Free Cash Flow provides a relevant measure of the Company’s liquidity in evaluating its financial performance and ability to generate cash without additional external financing in order to repay debt obligations, repurchase shares and fund acquisitions or other business initiatives.

Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company's historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.

In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.

Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, interest expense, income taxes and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA and Free Cash Flow do not reflect capital expenditures and other investing activities and should not be considered by themselves as measures of the Company’s liquidity. An additional limitation associated with Adjusted EBITDA and Adjusted Net Income is that the measures do not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of these non-GAAP financial measures is that they do not reflect expenses or gains that are not considered reflective of the Company's core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, interest and income tax expenses, capital expenditures, stock-based compensation and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.

A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA,” “Adjusted Net Income” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income, directly ahead of Adjusted EBITDA and Adjusted Net Income; and Cash Provided by Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill and intangible assets. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com, www.proflowers.com, www.berries.com, and www.personalcreations.com websites, associated mobile sites and applications, the 1-800-SEND-FTD telephone number and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked in their local currency, the U.S. Dollar for both the Consumer and Provide Commerce segments, and the British Pound ("GBP") for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill and intangible assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses related to deal bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-

related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs directly associated with integration projects.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, loss on extinguishment of debt, and impairment of goodwill and intangible assets.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Consumer segment	$90,930	$97,652	$169,589	$185,722
Provide Commerce segment	176,542	196,548	333,639	379,784
Florist segment	43,358	43,165	90,350	89,169
International segment	33,383	33,906	86,096	89,162
Intersegment eliminations	(5,642)	(5,470)	(10,501)	(10,255)
Total revenues	338,571	365,801	669,173	733,582

Operating expenses:
Cost of revenues	209,965	228,027	423,991	464,452
Sales and marketing	65,957	70,638	133,873	147,050
General and administrative	28,138	29,363	57,633	62,498
Amortization of intangible assets	15,217	15,336	30,633	30,737
Restructuring and other exit costs	1,185	2,244	1,618	4,412
Total operating expenses	320,462	345,608	647,748	709,149

Operating income	18,109	20,193	21,425	24,433
Interest expense, net	(2,255)	(2,359)	(4,569)	(4,667)
Other income, net	4	437	1,813	426

Income before income taxes	15,858	18,271	18,669	20,192
Provision for income taxes	3,755	452	4,475	339

Net income	$12,103	$17,819	$14,194	$19,853

Earnings per common share:
Basic earnings per share	$0.43	$0.61	$0.50	$0.67
Diluted earnings per share	$0.43	$0.61	$0.50	$0.67

Average Shares Outstanding:
Basic	27,640	28,693	27,647	28,953
Diluted	27,695	28,728	27,705	29,004

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$56,099	$57,892
Accounts receivable, net	24,401	28,177
Inventories	23,102	25,611
Property and equipment, net	60,134	64,753
Intangible assets, net	305,894	340,559
Goodwill	553,216	561,656
Other assets (a)	34,074	43,080
Total assets	$1,056,920	$1,121,728
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$110,212	$157,728
Debt (a)	285,626	294,946
Deferred tax liabilities, net	103,193	112,769
Other liabilities	15,532	15,059
Total liabilities	514,563	580,502
Total equity	542,357	541,226
Total liabilities and equity	$1,056,920	$1,121,728

(a) - During the first quarter of 2016, the company adopted the accounting guidance related to the presentation of debt issuance costs. The December 31, 2015 balance sheet includes a reclassification of $5.1 million of debt issuance costs from Other Assets to Debt.

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$12,103	$17,819	$14,194	$19,853
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Depreciation and amortization	21,239	21,158	42,516	41,913
Impairment of fixed assets	398	1,282	398	1,282
Stock-based compensation	3,440	2,398	7,480	4,340
Provision for doubtful accounts receivable	1,115	624	2,808	909
Amortization of debt issue costs	340	340	680	680
Deferred taxes, net	(6,420)	537	(8,935)	(4,296)
Excess tax (benefits) shortfalls from equity awards	(310)	50	(306)	(339)
Gains on life insurance	—	—	(1,583)	—
Other, net	59	(24)	60	29
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	5,406	10,059	697	5,620
Inventories	4,361	5,320	2,412	2,990
Prepaid expenses and other assets	638	3,121	4,844	7,446
Accounts payable and accrued liabilities	(37,310)	(40,812)	(46,665)	(40,687)
Income taxes receivable or payable	2,259	(12,146)	5,040	(9,567)
Other liabilities	(804)	(4,273)	449	(2,777)
Net cash provided by operating activities	6,514	5,453	24,089	27,396
Cash flows from investing activities:
Purchases of property and equipment	(3,565)	(3,930)	(8,176)	(7,532)
Proceeds from life insurance	—	—	944	—
Cash paid for acquisitions, net of cash acquired	—	(9,935)	—	(9,935)
Net cash used for investing activities	(3,565)	(13,865)	(7,232)	(17,467)
Cash flows from financing activities:
Payments on long-term debt	(5,000)	(5,000)	(10,000)	(30,000)
Exercise of stock options and purchases from employee stock plans	1,304	478	1,304	485
Repurchases of common stock	(8,179)	(10,009)	(9,812)	(22,021)
Excess tax benefits (shortfalls) from equity awards	310	(50)	306	339
Net cash used for financing activities	(11,565)	(14,581)	(18,202)	(51,197)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(505)	482	(448)	(448)

Change in cash and cash equivalents	(9,121)	(22,511)	(1,793)	(41,716)

Cash and cash equivalents, beginning of period	65,220	76,390	57,892	95,595

Cash and cash equivalents, end of period	$56,099	$53,879	$56,099	$53,879

Supplemental Cash Flow Information:

Cash paid for interest	$2,160	$1,965	$3,601	$4,121
Cash paid for income taxes, net	7,765	12,353	8,201	14,202
Cash paid for restructuring and other exit costs	537	3,437	1,302	3,455
Cash paid for litigation and dispute settlement charges	197	2,282	364	2,282
Cash paid for transaction-related costs	347	1,879	665	4,997

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Consumer:
Segment revenues	$90,930	$97,652	$169,589	$185,722
Segment operating income (1)	$10,924	$10,884	$17,398	$18,354
Consumer orders (2)	1,223	1,343	2,245	2,511
Average order value (3)	$70.18	$68.74	$71.31	$69.97

Provide Commerce:
Segment revenues	$176,542	$196,548	$333,639	$379,784
Segment operating income (1)	$22,177	$26,074	$29,253	$34,986
Consumer orders (2)	3,502	4,006	6,625	7,585
Average order value (3)	$49.78	$48.84	$49.73	$49.75

Florist:
Segment revenues	$43,358	$43,165	$90,350	$89,169
Segment operating income (1)	$12,550	$12,113	$25,360	$26,260
Average revenues per member (4)	$3,742	$3,456	$7,631	$7,076

International:
Segment revenues (in USD)	$33,383	$33,906	$86,096	$89,162
Segment revenues (in GBP)	£23,248	£22,096	£60,089	£58,613
Segment operating income (in USD) (1)	$4,279	$3,823	$12,028	$11,800
Consumer orders (2)	541	539	1,419	1,426
Average order value (in USD) (3)	$50.41	$51.64	$49.91	$51.29
Average order value (in GBP) (3)	£35.13	£33.66	£34.86	£33.73
Average currency exchange rate: GBP to USD	1.43	1.53	1.43	1.52

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Segment Operating Income (1) :
Consumer	$10,924	$10,884	$17,398	$18,354
Provide Commerce	22,177	26,074	29,253	34,986
Florist	12,550	12,113	25,360	26,260
International	4,279	3,823	12,028	11,800
Unallocated expenses	(10,582)	(11,543)	(20,098)	(25,054)
Depreciation and amortization	(21,239)	(21,158)	(42,516)	(41,913)
Operating income	18,109	20,193	21,425	24,433

Interest expense, net	(2,255)	(2,359)	(4,569)	(4,667)
Other income, net	4	437	1,813	426
Provision for income taxes	(3,755)	(452)	(4,475)	(339)
Net income (GAAP basis)	$12,103	$17,819	$14,194	$19,853

Net income (GAAP basis)	$12,103	$17,819	$14,194	$19,853
Interest expense, net	2,255	2,359	4,569	4,667
Provision for income taxes	3,755	452	4,475	339
Depreciation and amortization	21,239	21,158	42,516	41,913
Stock-based compensation	3,440	2,398	7,480	4,340
Transaction-related costs	1,131	1,075	1,257	5,230
Litigation and dispute settlement charges and gains	313	-	313
Restructuring and other exit costs	1,185	2,244	1,618	4,412
Adjusted EBITDA (5)	$45,421	$47,505	$76,422	$80,754

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities (GAAP basis)	$6,514	$5,453	$24,089	$27,396
Capital expenditures	(3,565)	(3,930)	(8,176)	(7,532)
Cash paid for transaction-related costs	347	1,879	665	4,997
Cash paid for litigation and dispute settlement charges and gains	197	2,282	364	2,282
Cash paid for restructuring and other exit costs	537	3,437	1,302	3,455
Free Cash Flow (6)	$4,030	$9,121	$18,244	$30,598

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income, as reported (GAAP basis)	$12,103	$17,819	$14,194	$19,853
Stock-based compensation	3,440	2,398	7,480	4,340
Amortization of intangible assets	15,217	15,336	30,633	30,737
Transaction-related costs	1,131	1,075	1,257	5,230
Litigation and dispute settlement charges and gains	313	-	313	-
Restructuring and other exit costs	1,185	2,244	1,618	4,412
Income tax effect of adjustments to net income	(9,579)	(13,409)	(17,061)	(22,523)
Adjusted Net Income (7)	$23,810	$25,463	$38,434	$42,049